Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contacts:	Lainie Keller	Investor Contacts:	Justin Holko
	(908) 236-5036		(908) 740-1879

Pamela J. Craig and Dr. Paul B. Rothman Elected to
Merck Board of Directors

KENILWORTH, N.J., July 28, 2015 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced that Pamela J. Craig, retired chief financial officer of Accenture, and Dr. Paul B. Rothman, dean of the medical faculty, vice president for medicine of The Johns Hopkins University and chief executive officer of Johns Hopkins Medicine, will join the company’s board of directors, effective Sept. 1, 2015.
The addition expands the Merck board to 14 members. Ms. Craig will serve as a member of the company’s audit committee, and Dr. Rothman will serve as a member of the company’s research committee. They will both stand for election by the company’s shareholders in May 2016.
“We are pleased to welcome Pamela Craig and Dr. Paul Rothman to the Merck board. Each brings a tremendous wealth of experience and expertise in their respective fields,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “We are confident that their contributions and insights will further strengthen the board.”
Ms. Craig served as the chief financial officer of Accenture, a global management consulting, technology services and outsourcing company, from 2006 until her retirement in 2013. During her 34 years at Accenture, she held a variety of consulting, line management, operational and finance leadership roles. Ms. Craig is currently a senior advisor for Teneo, a global advisory firm.
Ms. Craig is a Phi Beta Kappa graduate of Smith College and earned an MBA from New York University. She serves as a member of the board of directors of Akamai Technologies, a leading worldwide provider of internet optimization services, where she also serves as audit committee chair and as a member of the compensation committee. She also serves as a board member and M&A committee member of VMware, Inc., a global technology leader in virtualization and cloud infrastructure. Additionally, Ms. Craig serves on the board of directors and audit committee of Wal-Mart Stores, Inc.
Dr. Rothman oversees the Johns Hopkins Health System and school of medicine. A rheumatologist and molecular immunologist, he joined Johns Hopkins in July 2012 after having served as dean of the Carver College of Medicine at the University of Iowa and leader of its clinical practice plan since 2008. He previously served as head of internal medicine at the University of Iowa from 2004 until 2008. Prior to that, he was vice chairman for research and founding director of the Division of Pulmonary, Allergy and Critical Care Medicine at Columbia University College of Physicians and Surgeons, where he joined the faculty in 1986.
Dr. Rothman is a 1980 Phi Beta Kappa graduate of the Massachusetts Institute of Technology and earned his medical degree from Yale University in 1984. He is a member of the American Society for Clinical Investigation and is a fellow of the American College of Physicians. He was elected to the council of Association of American Physicians as a fellow of the American Association for the Advancement of Sciences and as a member of the American Clinical and Climatological Association.

About Merck
Today’s Merck is a global health care leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA
This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.
Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.
The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2014 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).
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